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                                                                      Exhibit 12

               PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

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
                                                                                                          Six Months
                                                                   Year Ended December 31,                   Ended
                                                              ---------------------------------
                                                               1997     1998     1999     2000     2001  June 30, 2002
                                                               ----     ----     ----     ----     ----  -------------
Earnings:
      Earnings (loss) before income taxes and net earnings in
        equity affiliates                                     $1,165   $1,264   $  945   $  978   $  651    $ (439)
      Plus:
          Fixed charges exclusive of capitalized interest        128      135      164      217      208        84
          Amortization of capitalized interest                    13       12       10       10       10         6
          Adjustments for equity affiliates                       14       16       16       20       26         5
                                                              ----------------------------------------------------
                      Total                                   $1,320   $1,427   $1,135   $1,225   $  895    $ (344)
                                                              ====================================================

Fixed Charges:
      Interest expense including amortization of debt
        discount/premium and debt expense                     $  105   $  110   $  133   $  177   $  169    $   66
      Rentals - portion representative of interest                23       25       31       40       39        18
                                                              ----------------------------------------------------
      Fixed charges exclusive of capitalized interest            128      135      164      217      208        84
      Capitalized interest                                        10        9       11       16       13         3
                                                              ----------------------------------------------------
                      Total                                   $  138   $  144   $  175   $  233   $  221    $   87
                                                              ====================================================

Ratio of earnings to fixed charges                               9.6      9.9      6.5      5.3      4.0         -
                                                              ====================================================

Deficiency of earnings to fixed charges                       $    -   $    -   $    -   $    -   $    -    $ (431)
                                                              ====================================================
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